EXHIBIT 14.3

              CODE OF ETHICAL CONDUCT FOR SENIOR FINANCIAL OFFICERS

     In my role as the Chief Executive Officer, or as a senior financial officer or member of the accounting and finance department of Weingarten Realty Investors,

     I recognize that I hold an important and elevated role in corporate governance. I am uniquely capable and empowered to ensure that shareholders' interests are appropriately balanced, protected and preserved. Accordingly, this Code provides principles to which financial managers are expected to adhere and advocate. The Code embodies rules regarding individual and peer responsibilities, as well as responsibilities to the company, the public and other shareholders.

     I certify to you that I adhere to and advocate the following principles and responsibilities governing my professional and ethical conduct:

     1. I act with honesty and integrity, avoiding actual or apparent conflicts of interest in personal and professional relationships.

     2. I provide information that is accurate, complete, objective, relevant, timely and understandable. The information I provide for disclosure in reports and documents that Weingarten files with, or submits to, governmental agencies and in other public communications is accurate and complete.

     3. I comply with rules and regulations of federal, state, provincial and local governments, and other appropriate private and public regulatory agencies.

     4. I act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing my independent judgment to be subordinated.

     5. I respect the confidentiality of information acquired in the course of my work except when authorized or otherwise legally obligated to disclose. Confidential information acquired in the course of my work is not used for personal advantage.

     6. I share knowledge and maintain skills important and relevant to shareholders' needs.

     7. I proactively promote and be an example of ethical behavior as a responsible partner among peers in my work environment and community.

     8. I achieve responsible use of and control over all assets and resources employed or entrusted to me.

     9. I comply with Weingarten's Code of Conduct and Ethics for all employees.

    10. I promptly report to the Chairman of the Audit Committee any conduct that I believe to be a violation of law or business ethics or of any provision of this Code or Weingarten's Code of Conduct and Ethics, including any transaction or relationship that reasonably could be expected to give rise to such a conflict.

     I understand that violations of this Code of Ethical Conduct for Senior Financial Officers, including failures to report potential violations by others, will be viewed as a severe disciplinary matter that may result in personnel action, including termination of employment.


   /s/  Joe D.  Shafer
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(SIGNATURE)

        Joe D.  Shafer
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(PRINTED  NAME)

        03/20/03
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(DATE)